AUTHORIZATION STATEMENT





This statement confirms that the undersigned, F. Douglas Mack, has authorized and designated Christopher Di Nardo and Robert A. Karpf to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United States Securities Exchange Commission under Section 16, of the Securities Exchange Act of 1934 ("Section 16") as a result of the undersigned's ownership of or transactions in securities of KATE SPADE & COMPANY. The authority granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transactions in the securities of KATE SPADE & COMPANY, unless earlier revoked in writing.



Signature:	/s/ F. Douglas Mack


Name:           F. Douglas Mack

Date:    	6/14/14